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7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE  (720) 981-1185
FAX  (720) 981-1186


                                           Trading Symbol:  VGZ
                                           Toronto and American Stock Exchanges
___________________________________________________________NEWS _______________

VISTA GOLD CORP. ANNOUNCES COMPLETION OF ACQUISITION OF NEWMONT PROJECTS

DENVER, COLORADO OCTOBER 7, 2002 -Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has completed the acquisition of a 100% interest in two Nevada gold projects, Maverick Springs and Mountain View, from Newmont Mining Corporation (NYSE & ASX: NEM; TSX: NMC), as previously announced September 3, 2002.

The Corporation has engaged Snowden Mining Consultants of Vancouver, British Columbia to complete an independent technical study and report in compliance with Canadian National Instrument 43-101, for each of the projects. The technical report will be finalized by the end of the month. Preliminary data indicate that both projects have existing resources and offer excellent potential to add to both the quality and quantity of these resources with additional drilling. Maverick Springs also has significant silver values which will be evaluated.

The Corporation plans an initial 7,000 foot drilling program on the Maverick Springs project scheduled to start mid-October.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton Colorado. Its holdings include the Paredones Amarillos project in Mexico; the Hycroft mine, Maverick Springs and Mountain View projects in Nevada; and the Amayapampa project in Bolivia.




















The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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